UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

April 8, 2015

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-52089	36-4528166
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices)  (Zip Code)

(617) 863-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events.

On April 8, 2015, InVivo Therapeutics Holdings Corp. (the “Company”) effected a reverse stock split of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), at a ratio of 1-for-4 (the “Reverse Split”). As a result of the Reverse Split, every four shares of the issued and outstanding Common Stock were automatically converted into one newly issued and outstanding share of Common Stock, without any change in the par value per share. Any fractional shares resulting from the Reverse Split have been rounded up to the nearest whole share. The Reverse Split has also correspondingly reduced the number of shares of Common Stock outstanding from 103.5 million to approximately 25.8 million.

As previously disclosed, on March 23, 2015, the Company filed a Certificate of Change to effect the Reverse Split pursuant to Nevada Revised Statutes Sections 78.207 and 78.209 with the Secretary of State of the State of Nevada. Under Nevada law, the Company’s Articles of Incorporation were deemed amended at the effective time of the Reverse Split, 12:01 a.m. Eastern Time on April 8, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: April 8, 2015	By:	/s/ Tamara Joseph
	Name:	Tamara Joseph
	Title:	SVP, General Counsel & Chief Compliance Officer